Exhibit 23.8

CONSENT OF MILLER AND LENTS, LTD.

INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the incorporation by reference in the Registration Statement on Form S-4 and any amendments thereto filed by New Forest Oil Inc. of our letter report dated January 18, 2012, with respect to the proved oil, natural gas and natural gas liquids reserves and projected future net revenues associated with these reserves as of December 31, 2011 attributable to Sabine Oil & Gas LLC (formerly NFR Energy LLC), and of our letter report dated February 21, 2013, with respect to the proved oil, natural gas and natural gas liquids reserves and projected future net revenues associated with these reserves as of December 31, 2012 attributable to Sabine Oil & Gas LLC (formerly NFR Energy LLC). We also hereby consent to all references to our firm included in the Registration Statement on Form S-4 and any amendments thereto filed by New Forest Oil Inc.

The analysis, conclusions, and methods contained in these reports are based upon information that was in existence at the time the reports were rendered and Miller and Lents, Ltd. has not updated and undertakes no duty to update anything contained in the reports. While the reports may be used as a descriptive resource, investors are advised that Miller and Lents, Ltd. has not verified information provided by others except as specifically noted in the reports, and Miller and Lents, Ltd. makes no representation or warranty as to the accuracy of such information. Moreover, the conclusions contained in such reports are based on assumptions that Miller and Lents, Ltd. believed were reasonable at the time of their preparation and that are described in such reports in reasonable detail. However, there are a wide range of uncertainties and risks that are outside of the control of Miller and Lents, Ltd. which may impact these assumptions, including but not limited to unforeseen market changes, actions of governments or individuals, natural events, economic changes, and changes of laws and regulations or interpretation of laws and regulations.

MILLER AND LENTS, LTD.
Texas Registered Engineering Firm No. F-1442

By:	/s/ Carl D. Richard
Name:	Carl D. Richard
Title:	Senior Vice President

Houston, Texas

May 27, 2014